Exhibit 23

Consent of Independent Registered Public Accounting Firm

Seneca Foods Corporation
Marion, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3/A (No. 333-166844) and Form S-8 (Nos. 333-12365, 333-145916, and 333-166846) of Seneca Foods Corporation of our reports dated May 26, 2010, relating to the consolidated financial statements, and the effectiveness of Seneca Foods Corporation’s internal control over financial reporting, which appear in the Annual Report to Shareholders which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated May 26, 2010 relating to the financial statement schedule which appears in this Form 10-K.

/s/BDO Seidman, LLP

Milwaukee, Wisconsin

May 26, 2010